Exhibit 10.5
THE OHIO STATE BANK
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN
Effective as of September 30, 2005

THE OHIO STATE BANK
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

ARTICLE 1
ESTABLISHMENT AND PURPOSE
     1.1 Establishment of Plan.
     The Ohio State Bank (the “Bank”) is establishing The Ohio State Bank Supplemental Executive Savings Plan as of September 30, 2005.
     1.2 Purpose.
     The Bank desires to retain the services of a select group of executives who contribute to the profitability and success of the Bank. The Bank is adopting the Plan to provide the executives who participate in the Plan with the opportunity to defer a portion of their Compensation and have additional retirement income.
     1.3 Status of Plan under ERISA.
     The Plan is intended to be “unfunded” and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of ERISA. Accordingly, the Plan is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA. The existence of any Trust Fund is not intended to change this characterization of the Plan.
ARTICLE 2
DEFINITIONS
     The following terms shall have the meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific articles or sections shall refer to Articles or Sections of the Plan unless otherwise stated.
     2.1 Account.
     “Account” means the bookkeeping record of the Participant’s benefits under the terms of the Plan.
     2.2 Beneficiary.
     “Beneficiary” means the beneficiary designated in writing by the Participant to receive benefits from the Plan in the event of his death. The Beneficiary shall be designated on a form provided by the Bank, and the Participant may change the Beneficiary designation at any time by signing and filing a new form with the Bank. However, if the Participant is married at the time of his death, the Beneficiary of any death benefits shall be the Participant’s spouse, despite any designation to the contrary, unless the spouse has consented to a different or additional Beneficiary. The spouse’s consent shall be in writing and shall be witnessed by a Plan representative or by a notary public.
     If the Participant designates a trust as Beneficiary, the Bank shall determine the rights of the trustee without responsibility for determining the validity, existence, or provisions of the trust. Further, the Bank shall not have responsibility for the application of sums paid to the trustee or for the discharge of the trust.
     The rules of this paragraph apply unless provided otherwise in the Participant’s Beneficiary designation form. If the Participant designates one primary Beneficiary and the Beneficiary dies after the Participant but before benefit payments are completed, any remaining benefits shall be payable to the secondary Beneficiary. If the Participant fails to designate a secondary Beneficiary or if no secondary Beneficiary survives the primary Beneficiary, any remaining benefits shall be payable to the deceased primary Beneficiary’s heirs in the manner described in the next paragraph. If the Participant designates more than one primary Beneficiary or more than one secondary Beneficiary and a Beneficiary dies before benefit payments are completed, the share payable to the deceased Beneficiary shall be paid to the deceased Beneficiary’s heirs in the manner described in the next paragraph as if the Beneficiary was the Participant.
     If the Participant fails to designate a Beneficiary or if no designated Beneficiary survives the Participant, distribution shall be made in equal shares to the members of the first of the classes listed below having a living member on the date the distribution is payable. The classes, in order of priority, are as follows:
     (a) The Participant’s Spouse;
     (b) The Participant’s children or their then-living issue, by right of representation; and
     (c) The legal heirs of the Participant under the laws of the Participant’s state of residence on the date of the Participant’s death.
     The facts as shown by the records of the Plan Administrator at the time of death shall be conclusive as to the identity of the proper payee, and the records of Trustee shall be conclusive as to the amount properly payable. The distribution made in accordance with such state of facts shall constitute a complete discharge of all obligations under the provisions of the Plan.

     2.3 Board of Directors.
     “Board of Directors” means the Bank’s governing body.
     2.4 Change In Control.
     “Change in Control” shall have the meaning set forth on Exhibit B.:
     2.5 Code.
     “Code” means the internal Revenue Code of 1986, as amended.
     2.6 Bank.
     “Bank” means The Ohio State Bank. However, solely for purposes of determining whether a Participant has terminated employment with the Bank, “Bank” means The Ohio State Bank and all Related Employers.
     2.7 Distributable Event.
     “Distributable Event” mans an event described in Section 5.1.
     2.8 Effective Date.
     “Effective Date” means September 30, 2005, the date the Plan first became effective.
     2.9 Elective Deferrals.
     “Elective Deferrals” are the amounts by which a Participant agrees to reduce his Base Salary and/or Bonus in order to have amounts credited to his Account.
     2.10 Employee.
     “Employee” means any individual who, for tax purposes, is considered to be a common-law employee of the Bank or any Related Employer who has adopted the Plan. An individual who is treated by the Bank or a Related Employer as an independent contractor for tax purposes is not an Employee.
     2.11 ERISA.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.12 Ohio State Bancshares, Inc.
     “Ohio State Bancshares, Inc.” means Ohio State Bancshares, Inc., an Ohio corporation and sole shareholder of the Bank.
     2.13 401(k) Plan.
     “401(k) Plan” means The Ohio State Bank Profit Sharing Plan.
     2.14 Investment Results.
     “Investment Results” means the earnings, gains and losses achieved by an investment fund elected by a Participant under Section 4.5. The Investment Results for a Participant shall be determined as if the portion of his Account which was deemed to be invested in the investment fund had actually been invested in the investment fund during the relevant time period.
     2.15 Matching Contributions.
     “Matching Contributions” means the amounts credited to a Participant’s Account under Section 4.3 hereof.
     2.16 Participant.
     “Participant” means an Employee or former Employee of the Bank who has met the requirements for participation under Article 3, and who is or may become eligible to receive a retirement benefit from the Plan.
     2.17 Plan.
     “Plan” means The Ohio State Bank Supplemental Executive Savings Plan.
     2.18 Plan Administrator.
     “Plan Administrator” means the Bank or the committee designated by the Bank as the Plan Administrator under Article 7.
     2.19 Plan Year.
     “Plan Year” means the calendar year which is the Bank’s taxable year. However, the initial Plan Year shall be the period beginning on September 30, 2005, and ending on December 31, 2005.
     2.20 Related Employer.
     “Related Employer” means (a) any member of a controlled group of corporations in which the Bank is a member, as defined in Section 414(b) of the Code; (b) any other trade or business under common control of or with the Bank, as defined in Section 414(c) of the Code; (c) any member of an affiliated service group with the Bank, as defined in Section 414(m)

of the Code; and (d) any other entity required to be aggregated with the Bank pursuant to regulations issued under Section 414(o) of the Code. An entity shall be a Related Employer with the Bank only with regard to a time period in which the requirements of this Section are satisfied.
     2.21 Supplementary Contribution.
     “Supplementary Contribution” means the amount credited to a Participant’s Account under Section 4.3 hereof.
     2.22 Total Disability.
     “Total Disability” shall have the meaning set forth on Exhibit B.
     2.23 Trust Agreement.
     “Trust Agreement” means the Trust under The Ohio State Bank Supplemental Executive Savings Plan. If a Trust Agreement is established, it shall conform with the model rabbi trust contained in IRS Revenue Procedure 92-64.
     2.24 Trust Fund.
     “Trust Fund” means the assets held under the Trust Agreement.
     2.25 Trustee.
     “Trustee” means the financial institution designated as trustee by the Bank pursuant to Article 6.
ARTICLE 3
PARTICIPATION
     3.1 Eligibility for Participation.
     The Board of Directors may periodically designate, in writing, one or more Employees to participate in the Plan. An Employee shall begin to participate in the Plan on the date selected by the Board of Directors. It is intended that participation be limited to Employees who qualify as members of a “select group of management or other highly compensated employees” under Title I of ERISA.
     As a condition for participation in the Plan, the Employee must sign an application form provided by the Plan Administrator. In the application form, the Employee shall acknowledge that he is an unsecured creditor of the Bank and its Related Employers with regard to any benefits under the Plan and waive any right to a priority claim with regard to the benefits.
     3.2 Termination of Active Participation.
     A Participant who ceases to be an Employee of the Bank shall cease further active participation in the Plan. In addition, the Board of Directors may remove an Employee from further active participation in the Plan. If this occurs, the Employee shall not have any additional amounts credited to his Account under Sections 4.2, or 4.3, after completion of the Plan Year in which such termination of participation in the Plan occurs.
ARTICLE 4
AMOUNTS CREDITED TO ACCOUNTS
     4.1 Participants’ Accounts.
     The Plan Administrator shall maintain an Account for each Participant to record the Participant’s benefits under the terms of the Plan. Amounts shall be credited to a Participant’s Account as provided in this Article. A Participant shall always be 100% vested in amounts credited to his Account pursuant to Elective Deferrals under Section 4.2 hereof.
     The Account is for bookkeeping purposes only. The Bank is not required to make contributions to the Trust Fund to fund the amount credited to a Participant’s Account.
     4.2 Amounts Credited Based Upon Elective Deferrals.
     The Bank shall credit a Participant’s Account with the amount of a Participant’s Elective Deferrals as follows:
          (a) Time of Election.
               (1) A Participant’s election to make Elective Deferrals from Base Salary must be made prior to the start of the Plan Year in which such compensation is earned and such election shall be irrevocable as provided for in Section 4.2(e) hereof. A Participant’s election to defer a portion of his or her Base Salary shall continue in effect until changed by the Participant, in accordance with the provisions and limitations of the Plan, provided however, that as of December 31, of each Plan Year such election shall be deemed irrevocable with respect to Salary payable with respect to services preformed in the immediately following Plan Year.
               (2) A Participant election to make Elective Deferrals from Bonuses must be made prior to the start of the Plan Year in which such compensation is earned and such election shall be irrevocable as provided for in Section 4.2(e) hereof. A Participant’s election to defer a portion of his or her Bonus shall continue in effect until changed by the Participant, in accordance with the provisions and limitations of the

Plan, provided however, that as of December 31, of each Plan Year such election shall be deemed irrevocable with respect to a Bonus payable with respect to services preformed in the immediately following Plan Year. Notwithstanding the forgoing subject to approval by the Plan Administrator, a Participant may make Elective Deferrals of “Performance Based Compensation” earned over a period of at least twelve (12) months as late as six months prior to the end of the performance period provided such election is in accordance with all of the requirements of Section 1.409A-2(a)(7) of the IRS Temporary Regulations, as now in effect and hereinafter amended.
               (3) Notwithstanding the forgoing, a Participant may make an Elective Deferral with respect to Base Salary and Bonuses earned during the first Plan Year that such Participant is eligible for participation, provided that, such election must be made within the first thirty (30) days after such Participant’s eligibility and shall only apply to compensation earned after the date of such election. For purposes hereof, the amount of Bonuses that are earned after the date of election is the sum that equals the product of the Participant’s total compensation for the performance period for which the Bonuses are paid, times the quotient resulting from dividing the number of days remaining in the performance period after the election over the total number of days in the performance period.
          (b) Definition.
               (1) Base Salary. “Base Salary” means a Participant’s regular compensation from the Bank.
               (2) Bonus. “Bonus” means a payment of cash compensation to a Participant other than Base Salary. The Plan Administrator shall periodically determine which types of payments shall be considered a separate Bonus for purposes of the Plan.
          (c) Separate Elections Permitted. A Participant may make separate elections with regard to Elective Deferrals from Base Salary and Bonuses.
          (d) Maximum Amount of Elective Deferrals. A Participant may defer up to the following amounts:
               (1) so much of a Participant’s Base Salary as the Board of Directors may from time to permit (reduced by any amount required to be withheld as FICA taxes) which amount shall be limited to a maximum of 15% of Participant’s Base Salary until otherwise determined by the Board of Directors; and
               (2) so much of a Participant’s Bonus as the Board of Directors may from time to time permit (reduced by any amount required to be withheld as FICA taxes) which amount shall be limited to a maximum of 40% of Participant’s Bonus until otherwise determined by the Board of Directors; and
               (3) an amount, (from either Base Salary, Bonus or a combination thereof) equal to the difference between (a) the maximum elective deferral contribution a Participant would have been able to make to the 401(k) Plan without giving effect to: (i) any Elective Deferrals under the Plan, and (ii) any reductions required by the Code; and (b) the amounts actually contributed to the 401(k) Plan by the Participant.
     (e) Irrevocability of Election. A Participant’s election to make Elective Deferrals shall be deemed irrevocable as of December 31 of a Plan Year with respect to amounts payable with respect to services preformed in the immediately following Plan Year.
     (f) Crediting of Elective Deferrals to Accounts. A Participant’s Elective Deferrals shall be credited to his Account as soon as administratively feasible after the amounts otherwise would have been paid to the Participant.
     (g) Limitation on Elective Deferrals. Notwithstanding any other provision, if a Participant receives a hardship withdrawal under the 401(k) Plan, the Participant shall be ineligible to make any Elective Deferrals for the Plan Year after the Plan year in which such hardship withdrawal under the 401(k) Plan occurred. Any then existing Elective Deferrals for the current Plan Year in which such hardship withdrawal under the 401(k) Plan occurred are irrevocable as provided by Section 4.2(e) hereof.
     (h) Elections Relating to Distributions. A Participant may elect to receive their benefit distribution in annual or monthly installments. A Participant may change a prior election a subject to the following:
               (1) The election shall become valid only upon the expiration of 12 months from submission to the Bank.
               (2) The new election must apply to the Participant’s entire Account.
               (3) If the Participant elects installment payments, the election must specify the frequency of the payments (e.g., annual or monthly) and the time period (not to exceed ten years).
               (4) The new election must delay the first payment (whether installment or lump sum) for a period of at least five years from the date the first payment otherwise would have been made.
               (5) The Bank must consent to the new election.

          4.3 Supplemental Contributions.
          (a) Mandatory Supplementary Contributions. If a Participant is eligible to receive a nonelective employer contribution under the 401(k) Plan for a Plan Year, the Bank will credit to the Participant’s Account the difference between the amount of the nonelective employer contribution actually contributed to his account in the 401(k) Plan and the amount of nonelective employer contribution that would have been contributed to the Participant’s account in the 401(k) Plan if: (i) the Participant did not elect to defer any of his Base Salary or Bonus under this Plan, and (ii) without giving effect to any reductions required by the limitations imposed by the Code. This supplemental contribution shall be credited to the Participant’s Account as of the first day of the month following the date the nonelective employer contribution is actually made to the 401(k) Plan, or as soon thereafter as practicable.
          (b) Additional Supplementary Contributions. The Bank may also elect to credit to the Participant’s Account an amount determined by the Board of Directors for any year in its sole discretion.
     4.4 Vesting of Supplemental Contributions.
          Amounts contributed to a Participant Account, (including the associated earnings thereon credited pursuant to Section 4.5 thereon), pursuant to Section 4.3 (Supplementary Contributions) shall vest as follows:
          (a) Pursuant to such vesting schedule as is determined by the Board of Directors at the time of the contribution; or
          (b) One-fifth (1/5) at the time of the contribution and one-fifth (1/5) on each December 31 thereafter until fully vested.
          (c) Notwithstanding (a) and (b) of this subsection, a Participant’s Account shall become fully vested upon termination of employment as a result of death, Total Disability, Change in Control, or voluntarily on or after Participant’s Targeted Retirement Age (as defined by and set forth in Participant’s Notice of Plan Eligibility by the Board of Directors).
If the Participant’s employment with the Company is terminated voluntarily by the Participant before normal retirement age, or if the Company terminates the Participant for just cause, any unvested Supplementary Contributions and any earnings thereon shall be forfeited.
     4.5 Amounts Credited Based Upon Investment Results.
     A Participant may choose among different investment funds periodically made available by the Plan Administrator for purposes of determining the Investment Results credited to his Account. The Plan Administrator shall periodically establish administrative rules for a Participant to make his investment elections and rules regarding the crediting of Investment Results. Investment Results shall continue to be credited (or debited) to a Participant’s Account until the entire amount credited to the Account is distributed to the Participant.
     The Bank shall be under no obligation to make investments that correspond to the Participants’ investment elections, even though the Participants’ elections are used to determine the Investment Results on the Participant’s Account under the Plan.
ARTICLE 5
DISTRIBUTION OF BENEFITS
     5.1 Distributable Events.
     A Participant or his Beneficiary shall be eligible for benefits under the Plan if a Distributable Event occurs. A Distributable Event occurs if:
     (a) The Participant dies.
     (b) The Participant terminates employment with the Bank (including all Related Employers) as a result of a Total Disability.
     (c) The Participant terminates employment with the Bank (including all Related Employers) for any reason.
     5.2 Amount of Benefit.
     A Participant’s benefits from the Plan shall be the vested amount credited to his Account as of the date or dates the Participant’s benefit payments are made under Section 5.3.
     5.3 Form and Time of Payment-General Rule.
     Except as provided in Section 5.4, the benefits described in Section 5.2 shall be paid in a single lump sum payment within 30 days after the end of the calendar quarter in which the Distributable Event occurs.
     5.4 Form of Payment-Participant Election.
     If an Employee made a written election under Section 4.2(h) regarding the form of payment, that election shall apply notwithstanding Section 5.3 hereof. However, the remaining amount in the Participant’s Account shall be paid in a single lump sum payment in the following situations:
     (a) If the Participant dies after terminating employment but before his benefit payments are completed, payment shall be made within 30 days after the Participant’s death.
     (b) At any time that the Participant’s Account shall have an economic value of less than $10,000 the Administrator may, in its sole discretion, cause the remaining balance of Participant’s account to be distributed in a single lump sum.
     5.5 Delay of Payment
     With respect to any payment owing to a Participant who is a “key employee” as defined by Section 416(i) of Code, such payment shall not be made during the six (6) month period following the termination of employment of such Participant, except a termination resulting from the death of the Participant.
     5.6 Tax Withholding.
     Any applicable federal, state, or local income taxes shall be withheld from the payment of benefits.
     5.7 Spendthrift Provision.
     No benefit or interest under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or his Beneficiary.
     5.8 Termination of Employment for Just Cause.
     For purposes of Section 4.5, a Participant is terminated for “just cause” if his employment with the Company is terminated for any of the following reasons:
     (a) Gross negligence, fraud, dishonesty or willful violation of any law or significant Company policy, committed in connection with his employment and resulting in a material adverse effect on the Company; or
     (b) Failure to substantially perform (for reasons other than disability) the duties reasonably assigned to him in a manner consistent with prior practice.
     The definition of “just cause” in this Section is relevant only for purposes of eligibility for certain benefits under this Plan, and is not intended to change the status of a Participant as an “at will” Employee of the Company.
     If the Company determines that a Participant is ineligible for certain benefits because the Participant’s employment was terminated for just cause and the Participant disputes that determination, the Participant’s sole remedy after exhausting the claims procedure of Section 7.5 shall be arbitration. The arbitration procedure is attached to the Plan as Exhibit A.

ARTICLE 6
FUNDING
     6.1 Funding of Benefits.
     If a Change In Control occurs, the Bank shall establish a grantor trust of the type referred to as a “rabbi trust” and make a contribution to the rabbi trust in an amount sufficient to fully fund all Participants’ Accounts under the Plan. The contributions shall be made no later than the date of the Change In Control. The benefits that become payable under the Plan to a Participant or his Beneficiary shall be paid from the assets of the Trust Fund to the extent they are not paid directly by the Bank.
     The Bank may establish a rabbi trust prior to a Change In Control. If a Trust Fund is established prior to a Change In Control, the Bank may, but is not required to, make contributions to the Trust Fund.
     6.2 Status as Grantor Trust.
     The Trust Fund shall be a grantor trust under Sections 671 through 678 of the Code. The Trust Agreement shall provide that the assets of the Trust Fund are subject to the claims of the Bank’s general creditors if the Bank becomes insolvent. If any assets of the Trust Fund are seized by general creditors of the Bank, a Participant’s right to receive benefits under the Plan shall not be changed.
     6.3 Status of Participants as Unsecured Creditors.
     The obligation of the Bank to pay benefits under the Plan shall be unsecured. Each Participant is an unsecured creditor of the Bank. Although the Bank may make corporate investments to fund its potential liability under the Plan, the Plan constitutes a mere promise by the Bank to make benefit payments in the future.
     The establishment of an Account for a Participant and the Bank’s payment of contributions to the Trust Fund are not intended to create any security for payment of benefits under the Plan or change the status of the Plan as an unfunded plan for tax purposes or Title I of ERISA.
ARTICLE 7
ADMINISTRATION
     7.1 Plan Administrator.
     The Bank shall have the sole responsibility for the administration of the Plan and is designated as named fiduciary and Plan Administrator.

     7.2 Delegation of Duties.
     The Bank may delegate its duties as Plan Administrator to a committee appointed by the Board of Directors. The committee shall have the power and duties of the Plan Administrator which are described in this Article. If a member of the committee is a Participant, he shall abstain from voting on any matter relating to his benefits under the Plan.
     7.3 Powers of Plan Administrator.
     The Plan Administrator shall have all discretionary powers necessary to administer and satisfy its obligations under the Plan, including, but not limited to, the following:
     (a) Maintain records pertaining to the Plan.
     (b) Interpret the terms and provisions of the Plan.
     (c) Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.
     (d) Determine the rights under the Plan of any Participant applying for or receiving benefits.
     (e) Administer the appeal procedure provided in this Article.
     (f) Perform all acts necessary to meet the reporting and disclosure obligations imposed by Sections 101 through 111 of ERISA (if any are applicable).
     (g) Delegate specific responsibilities for the operation and administration of the Plan to such Employees or agents as it deems advisable and necessary.
     7.4 Standard of Care.
     The Plan Administrator shall administer the Plan solely in the interest of Participants and for the exclusive purposes of providing benefits to the Participants and their Beneficiaries. The Plan Administrator shall administer the Plan with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.
     The Plan Administrator shall not be liable for any act or omission relating to its duties under the Plan unless the act or omission violates the standard of care described in this Section.

     7.5 Appeal Procedure.
     Any Participant whose application for benefits under the Plan has been denied, in whole or in part, shall be given written notice of the denial of benefits by the Plan Administrator. The notice shall be in easily understood language and shall indicate the reasons for denial and the specific provisions of the Plan on which the denial is based. The notice shall explain that the Participant may request a review of the denial and the procedure for requesting review. The notice shall describe any additional information necessary to approve the Participant’s claim and explain why such information is necessary.
     A Participant may make a written request to the Plan Administrator for a review of any denial of benefits under the Plan. The request for review must be in writing and must be made within 60 days after the mailing date of the notice of denial. The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.
     A Participant who requests a review of a denial of benefits in accordance with this appeal procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant may have a duly authorized representative act on his behalf in exercising his right to request a review and any other rights granted by this appeal procedure. The Plan Administrator shall provide a review of the decision denying the claim for benefit within 60 days after receiving the written request for review.
     A Participant shall not be permitted to commence any legal action against the Bank regarding his benefits under the Plan before exhausting the appeal procedure contained in this Section.
ARTICLE 8
MISCELLANEOUS
     8.1 Employment Rights.
     The existence of the Plan shall not grant a Participant any legal right to continue as an Employee nor affect the right of the Bank to discharge a Participant.
     8.2 Amendment.
     The Bank shall have the right to amend the Plan at any time. However, no amendment or termination shall reduce the amount credited to a Participant’s Account.
     8.3 Suspension of Deferrals.
     The Board of Directors shall have the right to suspend contributions to the Plan at any time, which suspension shall become effective as of the January 1 of the Plan Year following such suspension.
     8.4 Termination of the Plan
     The Board of Directors may terminate the Plan as provided by and subject to the limitations and requirements of IRC 409A and Section 1.409A-3(h)(2)(viii) of the IRS Temporary Regulations, as now in effect an hereinafter amended.
     8.5 Severability.
     The unenforceability of any provision of the Plan shall not affect the enforceability of the remaining provisions of the Plan.
     8.6 Construction.
     Words used in the masculine shall apply to the feminine where applicable. Wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.
     8.7 Governing Law.
     To the extent that Ohio law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the state of Ohio.
     8.8 IRC 409A Savings Clause.
     The Plan is intended to comply with all of the provisions and requirements applicable to deferred compensation arrangements under IRC Section 409 and any regulations issued thereunder. Any provision of the Plan determined to be inconsistent with the requirements of IRC 409A shall be disregarded so as to cause the Plan to comply in all respects with the applicable provisions thereof. The Plan Administrator shall cause the Plan to be interpreted and administered in a manner consistent with the requirements of Code section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Code section 409A.
     IN WITNESS OF WHICH, the Bank has adopted The Ohio State Bank Supplemental Executive Savings Plan this 30th day of September, 2005.

THE OHIO STATE BANK

By

Its

EXHIBIT A
THE OHIO STATE BANK
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN
Arbitration Procedure
     1. Before requesting arbitration, the Participant must exhaust the claims procedure in Section 7.5.
     2. Notice of intent to arbitrate a claim must be made, in writing, within 90 days after the mailing date of the Plan Administrator’s review of the decision denying the claim for benefit.
     3. The arbitrator will be selected by the mutual agreement of the Participant and the Plan Administrator. If the arbitrator is not selected by other means, then the arbitrator will be selected from a panel of experienced labor and employment arbitrators supplied by the American Arbitration Association (AAA), utilizing AAA procedures regarding selection of the arbitrator.
     4. The arbitrator will decide the time and place of a hearing, which will be conducted according to AAA Rules. At the arbitration hearing, the Participant will have the opportunity to rebut the evidence presented by the Plan Administrator and the Participant may present witnesses and evidence to support his case.
     5. The arbitrator shall have no authority to change, add to, or delete any of the provisions of the Plan.
     6. The Participant and the Plan Administrator shall each pay up to one-.half of the arbitrator’s fees and expenses, except that the Participant’s total payment shall not exceed $500. If the arbitrator decides in favor of the Participant, the Participant’s payment shall be waived.
     7. The Participant and the Plan Administrator will each be responsible for their own costs, including attorney’s fees. If either party decides to be represented by an attorney, that party will notify the other at least 30 days before the arbitration hearing,
     8. This review procedure, including an appeal to arbitration and the decision of the arbitrator, is the Participant’s exclusive remedy, is final and binding on all parties, and is fully enforceable in court. Judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

EXHIBIT B
Disability Definition.
For purposes of this Agreement, the Employee’s Disability shall mean that the Employee (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.
Change in Control Definition
A “Change in Control” shall mean with respect to Ohio State Bancshares, Inc. (hereinafter referred to as the “Company”) shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof.
(a)	Change in Ownership. For purposes of this Agreement, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in subsection (d) hereof), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within the meaning of subsection (b) hereof). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b)	Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Company occurs on the date that either –
(i)	Any one person, or more than one person acting as a group (as determined under subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or

(ii)	a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.
In the absence of an event described in subsection (b)(i) or (ii) above, a change in the effective control of a Company will not have occurred.
(c)	Change in the Ownership of a Substantial Portion of the Company’s Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to —
(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in section (c)(iii) hereof.
For purposes of this subsection(c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.
(d)	Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.
Notwithstanding the foregoing: (i) no trust department or designated fiduciary or other trustee of such trust department of Ohio State Bancshares, Inc. or a subsidiary of Ohio State Bancshares, Inc., or other similar fiduciary capacity of Ohio State Bancshares, Inc. with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (d) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of Ohio State Bancshares, Inc. or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (d) hereof, and (ii) no Change in Control shall be deemed to have occurred regardless of the forgoing provisions, if such Change in Control does not constitute a permitted distribution event for deferred compensation arrangements, as defined by Treasury Regulations issued pursuant to the American Jobs Creations Act of 2004.